EXHIBIT (11)

                   THE QUAKER OATS COMPANY AND SUBSIDIARIES

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                        For the Six Months Ended
                                                          June 30,     June 30,
                                                            1996         1995

Calculation of Fully Diluted Earnings Per Share

Dollars in Millions (Except Per Share Data)

Income From Continuing Operations                         $  96.8      $ 710.3

Less:  Adjustments attributable to conversion
         of ESOP Convertible Preferred Stock                 (0.5)        (0.6)

Net Income Used for Fully Diluted Calculation             $  96.3      $ 709.7

Shares in Thousands

Average Number of Common Shares Outstanding               135,213      133,948

Plus Dilutive Securities:

        Stock Options                                         971        1,297

        ESOP Convertible Preferred Stock                    2,479        2,615

Average Shares Outstanding Used for Fully
    Diluted Calculation                                   138,663      137,860

Fully Diluted Earnings Per Share                            $0.69        $5.14